Exhibit 99.1

Contact:	Repros Therapeutics Inc. Joseph Podolski (281) 719-3447 President and Chief Executive Officer

REPROS THERAPEUTICS RECEIVES INVESTIGATIONAL REVIEW BOARD
APPROVAL TO COMMENCE LOW DOSE FOR PROELLEX® STUDY AT ICON SITE
Company to provide regular updates on study progress

THE WOODLANDS, Texas – July 22, 2010 – Repros Therapeutics Inc. (NasdaqCM:RPRX) today announced it has received IRB approval to commence the low dose Proellex® study. The contract for clinical services was previously awarded to ICON. The new low dose study is designed to explore both safety and signals of efficacy in an escalating dose fashion. The study will test 5 different doses of Proellex (1, 3, 6, 9 and 12 mg) with 1 mg being the first dose tested. In previous studies a 12.5 mg dose was well tolerated and yielded statistically significant efficacy signals for both uterine fibroids and endometriosis.

The Company plans to report the results after each patient dosing group has completed the 10 week dosing period. Based on previous work the Company anticipates that all five doses will be safe. Although the Company believes that both the 1 and 3 mg dose will not yield any efficacy signal due to the low levels of projected absorbed drug, those doses were required by the FDA to assure patient safety at higher doses in light of the liver toxicity exhibited at 50 mg. The Company believes that roughly 80% of women at the 12 mg dose will exhibit changes in menstrual patterns that translate to clinical benefit for both uterine fibroids and endometriosis. The benefits expected are significant reduction in menstrual bleeding and reduction in menstrual pelvic pain. Since the Company does not have human experience at doses lower than 12.5 mg it is difficult to project what efficacy signal might be observed below 12 mg.

In addition to healthy volunteers the protocol allows for the recruitment of women with uterine fibroids, endometriosis, heavy menstrual bleeding or menstrual pelvic pain as these women should see benefit at an effective dose. Previously a dose of 12.5 mg Proellex achieved highly statistically significant results compared to placebo (p<0.0001) when assessing quality of life improvements and excessive menstrual bleeding in women with uterine fibroids. In a small study there was no statistical difference in reduction in pain scores in women with endometriosis when Proellex was compared to Lupron®. Unlike Lupron, Proellex caused no change in markers of bone mineral density, a side effect which limits the duration that a woman can take Lupron.

The Company expects to commence dosing of the 1 mg cohort in August or early September. The cost of the entire study is well within the cash resources Repros currently has on hand. The Company believes it can have reportable data from the 12 mg group within roughly 18 months after starting the 1 mg subject group.

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros' ability to have the partial hold on Proellex lifted and to determine a safe and effective dose for Proellex, maintain its listing on the NASDAQ Capital Market, raise needed additional capital on a timely basis in order for it to continue to fund its operations and pursue its development activities, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.